EXHIBIT 99.1

YOUNG BROADCASTING INC. ANNOUNCES

FIRST QUARTER RESULTS

First Quarter Revenue and Broadcast Cash Flow Ahead of Prior Year

NEW YORK --(BUSINESS WIRE)-- May 12, 2003 — Young Broadcasting Inc. (“YBI”) (NASDAQ-YBTVA) today announced financial results for the first quarter ended March 31, 2003.

First quarter net revenues were strong for the station group as a whole.  This occurred despite the adverse impact of the Iraqi war. The company issued updated guidance on April 11, 2003 and the actual net revenue reported today for the first quarter was consistent with the updated guidance.

Highlights for the First Quarter are as follows:

•      Net revenue and broadcast cash flow increased from last year’s first quarter despite the effects of the war during the period.

•      Non-political advertising revenues rose significantly at KRON-TV (San Francisco) with local and national gaining 16 percent and 26 percent, respectively.

•      KRON-TV’s operating expenses decreased 7.9 percent, or $1.2 million, from the same quarter in 2002.

•      For the February sweeps period, WATE-TV (Knoxville) had ratings growth in key dayparts including a 123 percent household rating increase for its 5pm newscast.

•      WTEN-TV’s (Albany) NEWS10 investigative team, competing with all other stations in the state including those in New York City, captured the New York State Emmy Award for “Continuing Coverage.”

•      WLNS-TV’s news department won 6 Associated Press and 6 Michigan Association of Broadcasters awards.

•      Three stations, WBAY-TV (Green Bay), KELO-TV (Sioux Falls) and WTVO-TV (Rockford), won five prestigious Edward R. Murrow Awards for news excellence.

First Quarter Results:

                Net revenue increased to $47.2 million for the first quarter ended March 31, 2003 as compared to $46.6 million for the year earlier period.  Broadcast cash flow increased to $9.44 million from $9.33 million for the same quarter last year.  The company’s operating loss declined to $67,000 as compared to $107,000 in the same period in 2002. All 2002 and 2003 comparisons exclude the results of KCAL-TV.

Vincent Young’s Comments:

                “The impact of the Iraqi war temporarily derailed what was initially shaping up to be a continuation of the impressive spot sales growth begun last year,” noted Vincent Young, Chairman of Young Broadcasting. “Midway through the quarter and before the risk of war intensified, we were pacing strongly ahead at both KRON-TV and our network affiliates. Had these trends continued, I believe our net revenue would have been up over 10% for the quarter,” Mr. Young continued.

                “KRON-TV’s performance during the first quarter continued the steady growth begun last year. In January, the station’s revenues were 38% higher than in January 2002. Mid-February pacings at KRON-TV were on track for growth of over 30%. The final increase in non-political revenue at KRON-TV was 23% for the quarter, an amazing performance considering the impact of war concerns.”

Use of Broadcast Cash Flow

Broadcast cash flow is a non-GAAP financial measure which the Company has included in this press release because it is commonly used as a measure of performance for broadcast companies and is used by investors to measure a company’s ability to service debt.  The last page of this press release contains a reconciliation of broadcast cash flow to operating income (loss), a GAAP financial measure.

First Quarter Conference Call:

Young Broadcasting will hold a conference call Monday, May 12, 2003 at 11:00 AM (ET) immediately following the release of its first quarter earnings report. You may participate in the conference call by dialing 888-552-9135. (Passcode: YOUNG, Leader: Vincent Young.) This will enable you to listen to the presentation.  At the end of the presentation you will have the opportunity to participate in a Q&A session with Vincent Young, CEO of Young Broadcasting Inc. and with James Morgan, the Company’s CFO.

                You may listen to a live web-cast of the call by going to http://youngbroadcasting.com.  The archive will be available for replay through June 12, 2003. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites on CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  You may listen to a telephone replay of the entire call by dialing 1-800-496-9143 through May 16, 2003.

                Young Broadcasting owns eleven television stations and the national television representation firm, Adam Young Inc.  Six stations are affiliated with the ABC Television Network (WKRN-TV — Nashville, TN, WTEN-TV — Albany, NY, WRIC-TV — Richmond, VA, WATE-TV — Knoxville, TN, WTVO-TV — Rockford, IL and WBAY-

TV — Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV — Lansing, MI, KLFY-TV — Lafayette, LA and KELO-TV — Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV — Davenport, IA).  KRON-TV — San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market.

                Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended.  Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements.  Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2002, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.  Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising and volatility in programming costs.

Contact:  Vincent Young, Chairman, James Morgan, Chief Financial Officer — 212-754-7070 or Don Ciaramella of The Lippin Group at 212-986-7080.

YOUNG BROADCASTING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2002	2003
	(dollars in thousands, except per share data)

Net revenue	$46,587	$47,238
Operating expenses	40,205	40,995
Depreciation and amortization	6,112	5,996
Non-cash compensation	377	314
Operating income (loss)	(107)	(67)

Interest (expense), net	(26,810)	(16,020)
Non-cash change in market valuation of swaps	(4,257)	(1,461)
Other (expenses), net	(87)	(173)
	(31,154)	(17,654)
(Loss) from continuing operations before cumulative
effect of accounting change	(31,261)	(17,721)

Discontinued operations:
Income (loss) from operations of discontinued net of applicable taxes	2,886	—
(Loss) before cumulative effect of accounting change	(28,375)	(17,721)

Cumulative effect of accounting change	(268,714)	—
Net (loss) income	$(297,089)	$(17,721)

Net (loss) income per common share — basic	$(15.12)	$(0.90)
Weighted average shares — basic	19,645,865	19,737,156

Other Financial Data:
Broadcast cash flow	$9,337	$9,442
Broadcast cash flow margins	20.0%	20.0%

Amortization of program license rights	4,290	4,625
Payments for program license liabilities	4,063	4,563
Corporate overhead	2,728	3,137
Capital expenditures	321	2,509

The following table provides a reconciliation of broadcast cash flow to operating income (loss):
Operating income (loss)	(107)	(67)
Add:
Amortization of program license rights	4,290	4,625
Depreciation and amortization	6,112	5,996
Corporate overhead	2,728	3,137
Non-cash compensation	377	314
Less:
Payments for program license liabilities	(4,063)	(4,563)
Broadcast Cash Flow	$9,337	$9,442